Prospectus Supplement (To Prospectus Dated August 14, 2020)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-240314

AYRO, INC.

878,680 Shares of Common Stock and Shares of Common Stock Underlying Warrants

This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus to our Registration Statement on Form S-3 (Registration No. 333-240314) dated August 14, 2020 (the “Prospectus”). This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus. This Prospectus Supplement must be delivered with the Prospectus.

The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement in order to reflect updated beneficial ownership information for the selling stockholders, including with regard to (i) the designation by Spartan Capital Securities, LLC of warrants to purchase 66,061 shares of our common stock to certain of its designees, as reflected below, and (ii) the assignment by Palladium Holdings, LLC of warrants to purchase 276,868 shares of our common stock to OTA LLC.

This Supplement does not relate to our issuance of additional shares of common stock beyond those shares originally covered by the Prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the NASDAQ Capital Market under the symbol “AYRO.” On July 28, 2022, the closing sale price of our common stock on the NASDAQ Capital Market was $0.90 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 15 of the Prospectus, as well as the other information contained or incorporated by reference in the Prospectus or any supplement thereto, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 29, 2022.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The following table is prepared based on information provided to us by the selling stockholders. The table beginning on page 20 of the Prospectus in the section titled “Selling Stockholders” is hereby amended with respect to the stockholders listed below to reflect updated beneficial ownership information for the selling stockholders, including with regard to (i) the designation by Spartan Capital Securities, LLC of warrants to purchase 66,061 shares of our common stock to certain of its designees, as reflected below, and (ii) the assignment by Palladium Holdings, LLC of warrants to purchase 276,868 shares of our common stock to OTA LLC. The beneficial ownership information for the selling stockholders listed below is as of July 28, 2022. We have based percentage ownership after this offering on 37,020,518 shares of our common stock outstanding as of July 28, 2022.

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
Selling Stockholder	Number of Shares	Number of Shares Being Offered	Number of Shares	Percent
Palladium Holdings, LLC (9)	551,653 (10)	0 (11)	551,653 (10)	1.5%

Spartan Capital Securities, LLC (12)	100,063 (13) (14)	32,982 (14)	67,081 (13)	*

Robert Malin	45,529 (18) (19)	15,265 (19)	30,264 (18)	*

Jason Diamond	155,210 (20) (21)	50,796 (21)	104,414 (20)	*

OTA LLC (22)	717,257 (23) (24)	276,868 (24)	440,389 (23)	1.2%

*	Less than 1%

(9)	Joel Padowitz has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is 10 Rockefeller Plaza, #909, New York, NY 10020.

(10)	Includes (i) 4,979 shares of common stock issuable upon exercise of DropCar warrants, (ii) 57,756 shares of common stock issuable upon the exercise of warrants issued to Palladium as part of its compensation for acting as our financial advisor in connection with a registered direct offering that closed in November 2020, (iii) 233,334 shares of common stock issuable upon the exercise of warrants issued to Palladium as part of its compensation for serving as our financial advisor in connection with a registered direct offering that closed in January 2021 (the “January 2021 Offering”) and (iv) 255,584 shares of common stock issuable upon the exercise of warrants issued to Palladium as part of its compensation for serving as our financial advisor in connection with a registered direct offering that closed in February 2021 (the “February 2021 Offering”).

(11)	Palladium Holdings, LLC no longer beneficially owns any shares registered on the Prospectus following the assignment of warrants to purchase 276,868 shares of common stock to OTA LLC and the sale of shares of common stock registered on the Prospectus.

(12)	John D. Lowry has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is 45 Broadway, 19th Floor, New York, NY 10006.

(13)	Includes (i) 18,752 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the November 2020 Offering, (ii) 31,348 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as an introducing advisor in connection with the Karma Agreement and (iii) 16,981 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the February 2021 Offering.

(14)	Includes (i) 9,082 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the June 2020 Offering and (ii) 23,900 shares of our common stock underlying warrants issued to Spartan as part of Spartan’s compensation for serving as our financial advisor in connection with the July 2020 Offering.

(18)	Includes (i) 8,438 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the November 2020 Offering, (ii) 14,107 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as an introducing advisor in connection with the Karma Agreement and (iii) 7,719 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the February 2021 Offering.

(19)	Includes (i) 4,500 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the June 2020 Offering and (ii) 10,765 shares of our common stock underlying warrants designated to Robert Malin from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the July 2020 Offering.

(20)	Includes (i) 29,066 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the November 2020 Offering, (ii) 48,589 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as an introducing advisor in connection with the Karma Agreement and (iii) 26,759 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the February 2021 Offering.

(21)	Includes (i) 13,691 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the June 2020 Offering and (ii) 37,105 shares of our common stock underlying warrants designated to Jason Diamond from Spartan, originally issued to Spartan as part of its compensation for serving as our financial advisor in connection with the July 2020 Offering.

(22)	Ira M. Leventhal, a senior managing director of OTA LLC, has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is One Manhattanville Road, Purchase, NY 10577.

(23)	Includes (i) 27,847 shares of common stock issuable upon exercise of Series B Warrants transferred to OTA LLC from Brio Capital Master Fund, Ltd. and (ii) 412,542 shares of common stock issuable upon exercise of Series B Warrants transferred to OTA LLC from CHR Structured Capital, LLC.

(24)	Includes (i) 147,368 shares of our common stock issuable upon exercise of July Palladium Warrants transferred to OTA LLC from Palladium Holdings, LLC and (ii) 129,500 shares of our common stock issuable upon exercise of July 23 Palladium Warrants transferred to OTA LLC from Palladium Holdings, LLC.